SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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CONSOLIDATED-TOMOKA LAND CO.
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The following press release was issued by Consolidated-Tomoka Land Co. on April 11, 2017.

Press

Release

mailto:mpatten@ctlc.com
Contact:	Mark E. Patten, Sr. Vice President & Chief Financial Officer mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223
Contact: Phone:	Joele Frank, Wilkinson Brimmer Katcher James Golden/Dan Moore (212) 355-4449

FOR IMMEDIATE RELEASE	CONSOLIDATED-TOMOKA MAILS LETTER TO SHAREHOLDERS HIGHLIGHTING STRENGTH OF BOARD Urges Shareholders to Vote “FOR” All Seven of CTO’s Experienced Directors on the WHITE Proxy Card Today

DAYTONA BEACH, Fla. – April 11, 2017 – Consolidated-Tomoka Land Co. (NYSE: CTO) (the “Company” or “CTO”) today mailed a letter to the Company’s shareholders in connection with its upcoming 2017 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on April 26, 2017. The letter urges CTO shareholders to vote “FOR” all of the Company’s seven experienced and highly qualified director nominees.

All materials regarding the Board’s recommendation for the Annual Meeting can be found at www.VoteCTO.com. The full text of the letter follows:

VOTE FOR ALL OF THE CTO DIRECTOR NOMINEES
ON THE WHITE PROXY CARD TODAY

April 11, 2017

Dear Fellow Shareholder:

The Company’s upcoming Annual Meeting of Shareholders on April 26, 2017 will provide you with an opportunity to determine which director nominees will best serve the interests of ALL CTO shareholders.

We urge you to vote today by telephone, online or by signing and dating the enclosed WHITE proxy card “FOR” all of the Company’s director nominees - John P. Albright, John J. Allen, Laura M. Franklin, William L. Olivari, Howard C. Serkin, Thomas P. Warlow, III and Casey R. Wold - the most highly qualified and experienced directors for CTO.

THE CTO BOARD IS INDEPENDENT, EXPERIENCED AND
FOCUSED ON THE BEST INTERESTS OF ALL CTO SHAREHOLDERS

The CTO Board has the leadership, real estate and financial experience necessary to continue executing our proven strategy. The Board also has the independent perspective that ensures CTO is always acting in the best interests of you – our shareholders. See for yourself:

CTO Board Nominee	Years of Relevant Real Estate Experience	Public Co. Leadership	Public Co. Board Experience	Relevant Real Estate Operations and Finance	Finance and Capital Management	Accounting and Tax
John J. Allen (Wintergreen Nominee 2009)	40+	-	YES	YES	YES	-
Howard C. Serkin (Wintergreen Nominee 2011)	40+	YES	YES	YES	YES	YES
Thomas P. Warlow, III (Wintergreen Nominee 2010)	40+	-	YES	YES	-	-
John P. Albright (Director Since 2012)	30+	YES	YES	YES	YES	-
William L. Olivari (Director Since 2008)	-	-	YES	YES	-	YES
Laura M. Franklin (Newly Appointed 2016)	22+	YES	YES	YES	YES	YES
Casey R. Wold (Newly Appointed 2017)	35+	YES	YES	YES	YES	-

Meanwhile, Wintergreen Advisers (“Wintergreen”), on behalf of Wintergreen Fund (the “Wintergreen Fund”), is asking you to vote for four nominees who have NO relevant real estate experience and NO credible plan. Further, two of its nominees would have clear conflicts between their duties to the Wintergreen Fund and their duties to other CTO shareholders. Consider the following:

Wintergreen’s Director Nominee	Years of Relevant Real Estate Experience	Public Co. Leadership	Public Co. Board Experience	Relevant Real Estate Operations and Finance	Finance and Capital Management	Accounting and Tax
Elizabeth N. Cohernour (Wintergreen Nominee 2017)	0	-	-	-	YES	-

Evan H. Ho (Wintergreen Nominee 2017)	0	-	-	-	YES	-
Edward W. Pollock (Wintergreen Nominee 2017)	0	-	-	-	-	-
David J. Winters (Wintergreen Nominee 2017)	0	-	-	-	YES	-

Wintergreen’s nominees have no experience running a public company, serving on a public company board, or owning, operating or managing commercial real estate assets.

Furthermore, it is important to know that each of Wintergreen’s nominees has either worked for or consulted to Wintergreen. This means that, at a minimum, David Winters and Liz Cohernour will have clear conflicts of interest between their duties to the Wintergreen Fund and their fiduciary duties and responsibilities to all other CTO shareholders. Consider that, if elected, Wintergreen’s nominees will control both the audit and governance committees, without independent oversight. Wintergreen has acknowledged this conflict and expects shareholders to trust that Wintergreen will “manage” its conflicts “fairly.”

Your Board has consistently demonstrated its commitment to acting in the best interests of all CTO shareholders, not simply Wintergreen’s best interests, through strong corporate governance and sustained value creation during the tenure of the current management team. Do not let David Winters and his conflicted and inexperienced Wintergreen nominees take control of your Company. Wintergreen has neither a credible plan nor relevant real estate knowledge, and is seeking to advance its own agenda rather than the interests of all CTO shareholders.

CTO HAS THE RIGHT BOARD AND THE RIGHT STRATEGY

IN PLACE TO DELIVER SHAREHOLDER VALUE

VOTE THE WHITE PROXY CARD TODAY

Your Board is actively engaged and committed to ensuring that CTO remains a well-governed, shareholder-focused Company. This is an important time for CTO and we believe Wintergreen’s self-serving and ill-informed agenda would only serve to destroy value by interrupting the strategy that your Board and management team have been executing and that has delivered outstanding results since 2012.

Whether or not you plan to attend the 2017 Annual Meeting of Shareholders, you have the opportunity to protect your investment in CTO by voting the enclosed WHITE proxy card today “FOR” each of CTO’s seven nominees and discarding any materials you may receive from Wintergreen. Please vote each and every WHITE proxy card you receive since you may own CTO shares in multiple investment accounts.

If you have previously returned a green proxy card you received from Wintergreen, you have every right to change your vote by using the enclosed WHITE proxy card to support the CTO Board. Only your validly executed proxy card with the latest date will count toward this critical vote. Please do not send back any green proxy card, even to vote against the Wintergreen nominees, as doing so may cancel out any votes “FOR” the CTO Board.

On behalf of the Board of Directors and management team, we appreciate your continued support.

Sincerely,

The Consolidated-Tomoka Board of Directors

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor listed below:

105 Madison Avenue

New York, New York 10016

Call Collect: 212-929-5500

or

Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including approximately 1.9 million square feet of income properties, as well as approximately 8,200 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentations relating to the 2017 shareholder meeting and for year end 2016 pertaining to the results for the quarter and year ended December 31, 2016, available on our websites at www.votecto.com and www.ctlc.com, respectively.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof are intended to identify certain of such forward-looking statements, which speak only as of the dates on which they were made, although not all forward-looking statements contain such words. Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include the completion of 1031 exchange transactions, the availability of investment properties that meet the Company’s investment goals and criteria, the modification of terms of certain land sales agreements, uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as filed with the Securities and Exchange Commission. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2017 annual meeting of shareholders to be held on April 26, 2017. On March 21, 2017, the Company filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders for the 2017 annual meeting. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WITH RESPECT TO THE 2017 ANNUAL MEETING, AND OTHER DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.ctlc.com.